SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of July 25, 2019 (the “Amendment”), is made pursuant to that certain Loan and Security Agreement, dated as of September 30, 2015, as amended by the First Amendment to Loan and Security Agreement, dated as of July 18, 2017 ( as so amended, the “Agreement”), among CAC Warehouse Funding LLC VI, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance,” the “Originator,” the “Servicer” or the “Custodian”), Flagstar Bank, FSB (the “Lender”), and Flagstar Bank, FSB, as deal agent (the “Deal Agent”), and Flagstar Bank, FSB, as collateral agent (the “Collateral Agent”). Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned thereto in the Agreement.
W I T N E S S E T H:
WHEREAS, the Borrower, Credit Acceptance, the Lender, the Deal Agent and the Collateral Agent have previously entered into and are currently party to the Agreement;
WHEREAS, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Lender, the Deal Agent and the Collateral Agent are willing to amend the Agreement under the terms and conditions set forth in this Amendment;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.    Amendments.
(a)    The following amendments shall be effective as of the date hereof:
(i)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Amortization Event” in its entirety and replacing it with the following:
“Amortization Event”: The occurrence of any of the following events: (i) a Reserve Advance is made, except if on the date of such Reserve Advance, the Aggregate Loan Amount is zero; (ii) Collections are less than 85% of Forecasted Collections for any three (3) consecutive Collection Periods; (iii) on any Payment Date, the Weighted Average Spread Rate is less than 25.0%; or (iv) the Commitment Termination Date.

(ii)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Commitment Termination Date” in its entirety and replacing it with the following:
“Commitment Termination Date”: September 30, 2022, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and the Lender.
(iii)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Credit Agreement” in its entirety and replacing it with the following:
“Credit Agreement”: The Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014, among Credit Acceptance, Comerica Bank, as administrative agent and collateral agent, and the banks signatory thereto, as amended from time to time.
(iv)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Weighted Average Spread Rate” in its entirety and replacing it with the following:
“Weighted Average Spread Rate”: With respect to each Payment Date during the Revolving Period, one minus the Weighted Average Original Advance Rate divided by the Weighted Average Final Score (expressed as a percentage).
(v)    Section 1.1 of the Agreement is hereby further amended by adding the following new definitions in alphabetical sequence to read as follows:
“Benchmark Replacement”: The sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Deal Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral credit facilities similar to the facility under this Agreement and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: With respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Deal Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities similar to the facility under this Agreement at such time.
“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Deal Agent decides, in its commercially reasonable judgment, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Deal Agent in a manner substantially consistent with market practice (or, if the Deal Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Deal Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Deal Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date”: The earlier to occur of the following events with respect to LIBOR:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to LIBOR:
(1)    a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(2)     a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date”: (a) In the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Deal Agent by notice to the Borrower, so long as the Deal Agent has not received, by such date, written notice of objection to such Early Opt-In Election from the Borrower.
“Benchmark Unavailability Period”: If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.14.
“Early Opt-in Election”: The occurrence of:
(1)    a determination by the Deal Agent that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities similar to the facility under this Agreement at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and
(2)    the election by the Deal Agent to declare that an Early Opt-in Election has occurred and the provision by the Deal Agent of written notice of such election to the Borrower.
“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto

“SOFR”: With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR”: The forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the Benchmark Replacement Adjustment.
(vi)    The following new Section 2.14 is hereby added to Article II of the Agreement and shall read as follows:
Section 2.14. Effect of Benchmark Transition Event. (a) Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Deal Agent may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the tenth (10th) Business Day after the Deal Agent has provided such proposed amendment to the Borrower without any further action or consent of the Borrower, so long as the Deal Agent has not received, by such time, written notice of objection to such amendment from the Borrower if such amendment is with respect to an Early Opt-in Election. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.14 will occur prior to the applicable Benchmark Transition Start Date.
(b)     In connection with the implementation of a Benchmark Replacement, the Deal Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c)    The Deal Agent will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Deal Agent pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Deal Agent’s commercially reasonable discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section 2.14.
(d) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan or conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Funding of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.
(vii)    Section 6.11(m) is hereby deleted and replaced in its entirety with the following:
(m)    the occurrence of the thirtieth (30th) day after the end of the fiscal quarter in which a breach of any (i) covenant set forth in Sections 7.5, 7.6 and 7.7 of the Credit Agreement as in effect on July 25, 2019 (as any such covenants may be amended from time to time) or (ii) other similar covenant(s) contained in the Credit Agreement (as amended from time to time), shall occur unless prior to such date, such breach is cured or waived by the Deal Agent (acting at the direction, or with the consent, of the Required Lenders acting in their respective sole discretion).
(b)    The following amendments shall become effective as of January 1, 2020:
(i)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Aggregate Outstanding Eligible Loan Net Balance” in its entirety. All other references in the Agreement to “Aggregate Outstanding Eligible Loan Net Balance” shall be deleted and replaced in each instance with references to “Aggregate Outstanding Eligible Loan Balance.”
(ii)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Loan Loss Reserve” in its entirety.
(iii)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Net Loan Balance” in its entirety. All other references in the Agreement to “Net Loan Balance” shall be deleted and replaced in each instance with references to “Outstanding Balance.”
(iv)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Outstanding Balance” in its entirety and replacing it with the following:
“Outstanding Balance”:
(i)    With respect to any Contract on any date of determination, all amounts owing under such Contract (whether considered principal or as finance charges) on such date of determination. The Outstanding Balance with respect to a Contract shall be deemed to have been created at the end of the day on the Date of Processing of such Contract; which shall be greater than or equal to zero (except in the case of a Contract as to which the final payment on such Contract is in excess of the amount owed on such Contract on the date of such final payment);
(ii)    with respect to any Dealer Loan on any date of determination, the aggregate amount advanced under such Dealer Loan plus revenue accrued with respect to such Dealer Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020) and the payment of monies to a Dealer under the related Dealer Agreement, less collections on the related Dealer Loan Contracts applied through such date of determination in accordance with the related Dealer Agreement to the reduction of the balance of such Dealer Loan;
(iii)    with respect to any Purchased Loan (other than any Purchased Loan arising from a Dealer Collections Purchase Agreement) on any date of determination, the aggregate amount advanced under such Purchased Loan plus revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020), less Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchased Loan; and
(iv)    with respect to any Purchased Loan arising from a Dealer Collections Purchase Agreement on any date of determination, (A) such Purchased Loan’s pro rata share of the sum of (x) the Outstanding Balance of the related Dealer Loan as of the date of the related Dealer Collections Purchase and (y) the Dealer Collections Purchase Price with respect to such Dealer Loan (such pro rata share determined based on such Purchased Loan’s pro rata share of the forecasted collections on the pool of Purchased Loans which previously constituted Dealer Loan Contracts securing such Dealer Loan), plus following the acquisition of such Purchased Loan (B) revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020), less (C) Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchased Loan.”
(v)    The first sentence of Section 4.1(bb) of the Agreement is hereby deleted in its entirety and replaced with the following:
When new Pools or Purchased Loans are pledged to the Collateral Agent, the related Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts to be pledged to the Collateral Agent on the related Funding Date; and (B) the Aggregate Outstanding Eligible Loan Balance, each as of the applicable Cut-Off Date and as reported in the Servicer’s loan servicing system.

Section 2.    Conditions Precedent; Effectiveness of Amendment. This Amendment shall not become effective until the following conditions have been satisfied:
(a)    The Deal Agent shall have received a fully executed counterpart of (i) this Amendment and (ii) that certain Upfront Fee Letter dated as of the date hereof among the Borrower, the Servicer and the Deal Agent; and
(b)    The Deal Agent shall have received all fees owing on the date hereof pursuant to the Upfront Fee Letter.
Section 3.    Representations of the Borrower and Servicer. Each of Borrower and Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Amortization Event, Termination Event or Unmatured Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.
Section 4.    Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
Section 5.    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 6.    Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York.
Section 7.    Fees and Expenses. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Deal Agent and the Lender in connection with the negotiation,

preparation, execution and delivery of this Amendment, including the reasonable and documented fees and expenses of external counsel for the Deal Agent and the Lender.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CAC WAREHOUSE FUNDING LLC VI
By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President & Treasurer
CREDIT ACCEPTANCE CORPORATION
By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President & Treasurer
FLAGSTAR BANK, FSB, the Lender and the Collateral Agent
By: /s/ Thomas R. Kuslits
Name: Thomas R. Kuslits
Title: Executive Vice President
FLAGSTAR BANK, FSB, the Deal Agent
By: /s/ Thomas R. Kuslits
Name: Thomas R. Kuslits
Title: Executive Vice President

Signature Page to Second Amendment to Loan and Security Agreement